EXHIBIT 23.4

CONSENT OF MARSHALL & STEVENS, INC.

May 14, 2010

We hereby consent (i) to the inclusion of our opinion letter, dated May 11, 2010, to the Board of Directors of Catalytic Solutions, Inc. (“CSI”) as Annex D to joint proxy statement/information statement and prospectus forms a part of the Registration Statement on Form S-4 of Clean Diesel Technologies, Inc. (“Clean Diesel”), as filed by Clean Diesel on May 14, 2010 (the “Registration Statement”) relating to the proposed business combination transaction between CSI and Clean Diesel and (ii) the references to such opinion and our firm in the Registration Statement under the headings (a) “Summary — Opinion of the Financial Advisor to the Board of Directors of CSI,” (b) “The Merger — Opinion of the Financial Advisor to the Board of Directors of CSI” and (c) “Annexes — Written Opinion of Marshall & Stevens, Inc.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

[Marshall & Stevens, Inc.]